Exhibit 2.3
Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of March 6, 2017 (this “Agreement”), is made and entered into by and among Orion US Holdings 1 L.P., a Delaware limited partnership (“Parent”), BRE TERP Holdings Inc., a Delaware corporation (“Merger Sub”), SunEdison, Inc., a Delaware corporation (“SunEdison”), SunEdison Holdings Corporation, a Delaware corporation (“SHC”), SUNE ML1, LLC, a Delaware limited liability company (“SML1”, and together with SHC, “Stockholders”), and TerraForm Power, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub, SunEdison, the Company and Stockholders are referred to collectively as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into a Merger and Sponsorship Transaction Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, as of the date hereof, SHC Beneficially Owns and owns of record 16,002,310 Class B Shares and SML1 Beneficially Owns and of record 32,200,000 Class B Shares (collectively, the “Existing Shares”); and

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, SunEdison and Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Defined Terms. As used in this Agreement, each of the following terms has the meaning specified in this Section 1.1:

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Claim” means any demand, claim, charge, action, suit, investigation, legal proceeding (whether at law or in equity), petition, complaint, notice of violation, arbitration or other litigation or similar proceeding, whether civil, criminal, administrative, arbitral or investigative.

“Covered Shares” means (i) the Existing Shares and (ii) any equity securities of the Company of which SunEdison, Stockholders or any their respective controlled Affiliates has Beneficial Ownership of, from time to time.

“DIP Agent” means Deutsche Bank AG New York Branch, in its capacity as the administrative agent under the DIP Credit Agreement as in effect on the date hereof or, as the context may require, any other administrative agent or collateral agent under the DIP Credit Agreement as in effect from time to time.

“DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of April 26, 2016, among SunEdison, Deutsche Bank AG New York Branch, in its capacity as the administrative agent, and the DIP Lenders and other financial institutions party thereto from time to time, as may be amended, restated, supplemented, modified, extended, replaced or refinanced from time to time.

“DIP Lenders” means the lenders from time to time party to the DIP Credit Agreement.

“GLBL” means TerraForm Global, Inc., a Delaware corporation.

“GLBL Settlement Agreement” means that certain Settlement Agreement, dated as of the date hereof, by and among SunEdison, GLBL, TerraForm Global, LLC and certain other parties thereto.

“Settlement Agreement” means that certain Settlement Agreement, dated as of the date hereof, by and among SunEdison, the Company, TerraForm Power, LLC (“TERP LLC”) and certain other parties thereto.

“SunEdison Standalone Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, plan of reorganization, plan of liquidation, share exchange, business combination or similar transaction involving SunEdison or any of its Subsidiaries and (ii) any direct or indirect acquisition by any Person or “group” (as defined in the Exchange Act) resulting in, or proposal or offer, which if consummated would result in, any Person or “group” (as defined in the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power of any class of equity securities of SunEdison, or assets representing 15% or more of the net revenues or consolidated total assets (including equity securities of its Subsidiaries), taken as a whole, or any equity securities of either Stockholder; provided, however, that in the case of each of clauses (i) and (ii), “SunEdison Standalone Acquisition Proposal” shall not include any such proposal, offer or acquisition of assets or equity interests in Subsidiaries other than the Company, GLBL or any Subsidiary that directly or indirectly owns any equity interest in the Company or GLBL.

“SunEdison Standalone Superior Proposal” means a bona fide SunEdison Standalone Acquisition Proposal (for purposes of this definition, replacing all references in the definition of “SunEdison Standalone Acquisition Proposal” to “15% or more” with “more than 50%”) that the board of directors of SunEdison or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, taking into account all legal, financial and regulatory aspects of such SunEdison Standalone Acquisition Proposal and the Person making such SunEdison Standalone Acquisition Proposal, is reasonably likely to be consummated in accordance with its terms, and would, if consummated, result in a transaction more favorable to SunEdison from a financial point of view than the transactions contemplated by the Merger Agreement (after taking into account any proposed revisions to the terms of such transactions contemplated by Section 3.2(d)).

“Transfer” means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, or the entry into any Contract or understanding with respect to any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, including, with respect to any capital stock or interests in capital stock, the enforcement of any security interest in such capital stock or interests in capital stock, the entry into any swap or any Contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, Contract, transaction or series of transactions is to be settled by delivery of equity securities of the Company, in cash or otherwise.

Section 1.2     Construction.

(a)          Certain Definitions. Each capitalized term used but not defined in this Agreement has the meaning given to it in the Merger Agreement.

(b)          Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a business day, the period in question shall end on the next succeeding business day.

(c)          Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)          Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)          Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f)          Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)          Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h)          Persons. References to a person are also to its successors and permitted assigns.
ARTICLE II

VOTING AGREEMENT
Section 2.1     Agreement to Vote.

(a)          Subject to the terms and conditions of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, from and after the time of effectiveness of this Agreement with respect to SunEdison and Stockholders pursuant to Section 7.1 until the termination of this Agreement (such date, the “Termination Date”) and provided that there has not been made a Change of Recommendation pursuant to Section 6.3(d)(i) of the Merger Agreement, at the Stockholders Meeting and at any other meeting of holders of shares, however called, in each case, including any adjournment or postponement thereof, and in connection with any written consent of holders of Shares, each Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto, or in any other circumstance in which the vote, consent or other approval of the holders of Shares is sought:

(i)          appear at each such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)          vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Shares:

(1)          in favor of the adoption of the Merger Agreement and the Charter Amendment;

(2)          in favor of any proposal to adjourn a meeting of the holders of Shares to solicit additional proxies in favor of the approval and adoption of the Merger Agreement;

(3)          against any Acquisition Proposal; and

(4)          against any other action, Contract or transaction that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the consummation of the Merger or the performance by the Company of its obligations under the Merger Agreement or this Agreement, including against any action, Contract or transaction that could reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being satisfied, or that would result in a breach in any material respect of any representation, warranty, covenant or agreement of the Company pursuant to the Merger Agreement or this Agreement.

(b)          Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of vote or consent.
ARTICLE III

COVENANTS OF SUNEDISON AND STOCKHOLDERS

Section 3.1     Restrictions on Transfers.

(a)          Each Stockholder hereby agrees that, from and after the time of effectiveness of this Agreement with respect to SunEdison and Stockholders pursuant to Section 7.1 until the Termination Date, (i) without the prior written consent of Parent and the Company, such Stockholder shall not, directly or indirectly, Transfer, offer to Transfer, agree to Transfer or consent to a Transfer of any Covered Shares or any Beneficial Ownership interest or any other interest therein; provided, that in connection with (x) the confirmation of a plan of reorganization related to the SunEdison Bankruptcy Case, such consent shall not be unreasonably withheld, conditioned or delayed (it being understood that any proposed transferee shall agree to be bound by the terms of this Agreement and shall sign a joinder agreement in form satisfactory to Parent and the Company) and (y) the enforcement of any security interest referred to in Section 5.1(d)(iii)(B) (the “Existing Security”), no such consent shall be required if the proposed transferee shall (1) agree to be bound by the terms of this Agreement and sign a joinder agreement in form reasonably satisfactory to Parent and the Company or (2) agree in writing to an agreement on substantially similar terms to this Agreement, (ii) any Transfer (other than a foreclosure in respect of the Existing Security) in violation of this provision shall be void and (iii) it will not enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Covered Shares or rights to acquire any securities or equity interests of the Company, other than this Agreement.  Notwithstanding anything to the contrary in this Agreement, each Stockholder shall be permitted to Transfer, directly or indirectly, its Covered Shares and any Beneficial Interest or any other interest therein in connection with a SunEdison Standalone Superior Proposal.

(b)          Each of SunEdison and each Stockholder hereby agrees that it will not attempt to consummate an exchange under the Exchange Agreement, dated as of July 23, 2014, by and among the Company, TERP LLC, SunEdison and the other Persons from time to time party thereto in accordance with Section 2.1 thereof, other than the Exchange. On the Closing Date, each of SunEdison and each Stockholder shall effect the Exchange and, in the case of SunEdison, shall transfer, and shall cause its Affiliates to transfer, all of the outstanding incentive distribution rights under the IDR Transfer Agreement.

Section 3.2     No Solicitation.

(a)          Each of SunEdison and each Stockholder hereby agrees that it and its Subsidiaries and its and their officers, directors and employees will, and that it will instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or SunEdison Standalone Acquisition Proposal (including access to any electronic datarooms).

(b)          Each of SunEdison and each Stockholder hereby agrees that neither it nor any of its Subsidiaries nor any of the officers, directors and employees of it or its Subsidiaries shall, and that it shall instruct and use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or SunEdison Standalone Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or SunEdison Standalone Acquisition Proposal or (iii) knowingly facilitate any effort or attempt to make any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or SunEdison Standalone Acquisition Proposal.

(c)          Notwithstanding anything in the foregoing to the contrary, prior to, but not after, the entry by the Bankruptcy Court of the Approval Order, each of SunEdison, each Stockholder and their respective Representatives may (i) provide information in response to a request therefor by a Person who has made a bona fide written SunEdison Standalone Acquisition Proposal that did not result from a breach of this Section 3.2 if SunEdison has received or receives from the Person so requesting such information an executed confidentiality agreement (provided that SunEdison shall comply with the provisions of the Confidentiality Agreement between SunEdison, the Company and TERP, LLC, dated as of August 22, 2016, as amended, with respect to the disclosure of any Evaluation Material, as defined in such Confidentiality Agreement) and (ii) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written SunEdison Standalone Acquisition Proposal; if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the board of directors of SunEdison or any duly authorized committee thereof determines in good faith after consultation with its outside legal counsel that failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law, and (y) in each such case referred to in clause (i) or (ii) above, the board of directors of SunEdison or any duly authorized committee thereof has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such SunEdison Standalone Acquisition Proposal either constitutes a SunEdison Standalone Superior Proposal or is reasonably likely to result in a SunEdison Standalone Superior Proposal, as applicable.

(d)          At least three (3) business days prior to the delivery of a written notice to Parent and the Company pursuant to Section 6.1(f) (each, a “Termination Notice”), SunEdison shall provide written notice to Parent and the Company of its intent to deliver a Termination Notice specifying the reasons therefor, including the terms and conditions of any SunEdison Standalone Acquisition Proposal that is the basis of the intended Termination Notice (it being understood and agreed that any amendment to the financial terms or any other material term of such SunEdison Standalone Acquisition Proposal shall require a new written notice to Parent at least three (3) business days prior to the delivery of a Termination Notice). In determining whether a SunEdison Standalone Acquisition Proposal constitutes a SunEdison Standalone Superior Proposal, the board of directors of SunEdison or a duly authorized committee thereof shall take into account any changes to the terms of the Merger Agreement proposed by Parent and the Company that are written, binding and irrevocable, and if requested by Parent or the Company, SunEdison shall engage in good faith negotiations with Parent and the Company regarding any changes to the terms of the Merger Agreement proposed by Parent or the Company.

Section 3.3     Litigation. Prior to the Termination Date, each of SunEdison and each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Claim against Parent, Merger Sub, the Company or any of their respective directors or officers related to the Merger Agreement or the Merger, including any Claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 3.4     Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Shares by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include all such stock dividends and distributions and any equity securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.5     No Dissenters Rights. Each Stockholder unconditionally waives any dissenters’ or appraisal rights under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit A, with respect to the Merger.

Section 3.6     Bankruptcy Court Approval.  Each of SunEdison and each Stockholder shall use its commercially reasonable efforts to seek entry by the Bankruptcy Court of an order, substantially in the form attached hereto as Exhibit B (the “Approval Order”), approving this Agreement and authorizing SunEdison and Stockholders to enter into and perform their obligations under this Agreement, as soon as reasonably practicable and subject to the Bankruptcy Court’s availability.  None of SunEdison or any Stockholder shall knowingly encourage or facilitate any other Person to object to the entry by the Bankruptcy Court of the Approval Order.

Section 3.7     Public Statements. Each of SunEdison and each Stockholder shall not, and shall not permit any of its Subsidiaries to, or authorize or permit any Affiliate, director, officer, trustee, employee or partner of such Person or any of its Subsidiaries or any Representative of such Person or any of its Subsidiaries to, directly or indirectly, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or by this Agreement that (a) disparages Parent or any of Parent’s Subsidiaries or Affiliates, or any of their respective directors, officers, trustees, employees or partners, or is inconsistent with this Agreement in any respect or (b) is inconsistent with the transactions contemplated by this Agreement or the Merger Agreement.

Section 3.8     Support.  SunEdison shall support, and not object to, litigate against, or otherwise impair, hinder, or delay the Merger and the other transactions contemplated by the Merger Agreement, provided that prior to the time of the entry by the Bankruptcy Court of the Approval Order, the obligations and restrictions in this Section 3.8 shall not apply in the event of a SunEdison Standalone Acquisition Proposal that the board of directors of SunEdison or any duly authorized committee thereof has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor either constitutes a SunEdison Standalone Superior Proposal or is reasonably likely to result in a SunEdison Standalone Superior Proposal.   The agreements and covenants in this Section 3.8 shall be for the benefit of the Company only, and not for Parent or Merger Sub.

Section 3.9     DIP Facility Matters.  SunEdison shall use commercially reasonable efforts to (i) obtain as soon as reasonably practicable, and in any event not later than the date scheduled for the hearing of the Bankruptcy Court with respect to the Approval Order, all required consents of the requisite lenders under the DIP Credit Agreement to the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, if any, and will deliver to Parent written evidence thereof reasonably satisfactory to Parent and (ii) cause any replacement or refinancing of the DIP Credit Agreement that it enters into to permit the Merger and the other transactions contemplated by this Agreement and the Merger Agreement without the need to obtain any consent of the lenders or any group of lenders thereunder.

ARTICLE IV

COVENANTS OF THE COMPANY

Section 4.1     Support.  The Company shall (other than to the extent prohibited from doing so pursuant to the Merger Agreement) in good faith take such actions and consult with SunEdison, in each case, as SunEdison may reasonably request from time to time to solicit stockholder support for the Merger and the other transactions contemplated by the Merger Agreement, including potential meetings with key stockholders upon reasonable notice at reasonable times and otherwise soliciting proxies, in accordance with the terms of the Merger Agreement.  Notwithstanding the foregoing, the obligations and restrictions in this Agreement shall not restrict the Company’s rights and obligations under Section 6.3 (Acquisition Proposals), Section 6.4 (Proxy Statement) and Section 6.5 (Stockholders Meeting) of the Merger Agreement.

Section 4.2     Merger Agreement.

(a)          Without the prior written consent of SunEdison, the Company shall not:

(i)          waive, or enter into any amendment or modification of, any condition to closing in the Merger Agreement;

(ii)          enter into any amendment or modification of, or waive any right, term, provision, compliance or performance under, the Merger Agreement other than any such amendment, modification, term, provision, compliance or performance that is immaterial and not adverse to SunEdison; provided, that if SunEdison shall not have refused in writing to provide any such consent within twenty-one (21) days of a written request for such consent from the Company, SunEdison shall be deemed to have provided such consent for all purposes under this Agreement; or

(iii)          agree, or exercise any right, to terminate the Merger Agreement, other than pursuant to (A) Section 8.2(a) of the Merger Agreement (subject to Section 4.2(b)), (B) Section 8.2(b) of the Merger Agreement, (C) Section 8.2(c) of the Merger Agreement if the Company has the right to terminate the Merger Agreement pursuant to such section as a result of Stockholders’ failure to vote in favor of the Merger, or (D) Section 8.2(d) of the Merger Agreement.

(b)          At the written request of SunEdison, the Company shall exercise its right to extend the Termination Date pursuant to Section 8.2(a) of the Merger Agreement to the extent the right to extend arises under the Merger Agreement.

(c)          The Company shall immediately provide written notice to SunEdison of any breach of this Section 4.2 and a copy of any written amendment, modification, waiver or notice of termination, as applicable.

Section 4.3     Registration Rights.  On or prior to the Closing Date, the Company, SunEdison and Stockholders shall enter into a registration rights agreement (the “Registration Rights Agreement”) that contains the following terms and otherwise contains terms that are customary and consistent with the following:

(a)          The Company shall file a shelf registration statement (the “Registration Statement”) covering all Class A Shares held by SunEdison or Stockholders  at the Effective Time by the later of (i) thirty (30) days following the date that the Company has made all then required filings on Forms 10-K and 10-Q under the Exchange Act and (ii) thirty (30) days following the Closing Date.  The Company shall use reasonable best efforts to have the Registration Statement declared effective as soon as reasonably practicable after the filing thereof.

(b)          If SunEdison or Stockholders hold the Class A Shares at the time the Company files the Registration Statement, such Registration Statement will list SunEdison as the selling stockholder and will provide for sale of the Class A Shares (i) to creditors or shareholders of SunEdison in accordance with the SunEdison’s then current plan of reorganization, if the distribution of such Class A Shares to the creditors or shareholders of SunEdison qualifies for registration under the Securities Act, and (ii) in the market.

(c)          If SunEdison or Stockholders have distributed the Class A Shares to creditors or shareholders of SunEdison in an unregistered offering (including after the time referred to in clause (b) above), such Registration Statement will list the creditors or shareholders of SunEdison who have received the Class A Shares in such distribution as the selling stockholders and will provide for the sale of the Class A Shares in the market.

(d)          In no event will the Registration Statement or the Registration Rights Agreement provide for an underwritten offering or “piggyback” registration rights.

(e)          The Company will keep such Registration Statement effective and available (subject to customary blackout exceptions), until the earlier of (i) one (1) year after the Closing Date and (ii) the date on which all Class A Shares held by SunEdison or the Stockholders on the Closing Date have either been distributed in a registered offering or are freely tradable, without volume or manner of sale restrictions, under the Securities Act.

(f)          The Company will pay all registration and filing fees in connection with the Registration Statement, and all of its expenses, including fees and disbursements of counsel, in connection with the performance of its obligations under the Registration Rights Agreement.

Section 4.4     Benefit of Covenants.  The agreements and covenants in this Article IV shall be for the benefit of SunEdison and Stockholders only, and not for Parent or Merger Sub.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1     Representations and Warranties of SunEdison and Stockholders. Each of SunEdison and each Stockholder, jointly and severally, represents and warrants to Parent, Merger Sub and the Company as follows:

(a)          Organization.  Each of SunEdison and each Stockholder have been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(b)          Authority; Binding Nature of Agreement. Each of SunEdison and each Stockholder has the requisite corporate power and authority to enter into and to perform its covenants and agreements under this Agreement. The execution, delivery and performance of this Agreement by each of SunEdison and each Stockholder have been duly and validly authorized by all necessary corporate action on the part of SunEdison and each Stockholder, and no other corporate proceedings on the part of SunEdison or either Stockholder are necessary to authorize this Agreement, the performance by each of SunEdison and each Stockholder of its covenants and agreements under this Agreement, other than the entry by the Bankruptcy Court of the Approval Order. This Agreement has been duly and validly executed and delivered on behalf of each of SunEdison and each Stockholder and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Parent, Merger Sub and the Company, constitutes the legal, valid and binding obligation of each of SunEdison and each Stockholder, enforceable against each of SunEdison and each Stockholder in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) the entry by the Bankruptcy Court of the Approval Order.

(c)          Non-Contravention; Consents.

(i)          The execution, delivery and performance of this Agreement by each of SunEdison and each Stockholder will not (1) contravene, conflict with or result in any violation or breach of any of the provisions of the certificate of incorporation or bylaws of SunEdison or either Stockholder, (2) contravene, conflict with, or result in any violation or breach of any Law, subject to the entry by the Bankruptcy Court of the Approval Order or (3) subject to the entry by the Bankruptcy Court of the Approval Order and the consent of the requisite DIP Lenders pursuant to the DIP Credit Agreement, require any consent or approval of, or any notice to or filing with, any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or result in the imposition of an obligation under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of SunEdison or either Stockholder, or result in the creation of a Lien on any asset of SunEdison or either Stockholder, under, any Contract to which SunEdison or either Stockholder is a party or by which SunEdison or either Stockholder or its respective properties or assets are bound, except for any of the foregoing as would not, or would not reasonably be expected, either individually or in the aggregate, impair the ability of SunEdison or either Stockholder to perform its obligations hereunder.

(ii)          None of SunEdison or either Stockholder is required to make any filing with, or to obtain any consent or approval from, any Governmental Entity in connection with the execution and delivery of this Agreement by SunEdison and Stockholders or the performance by each of SunEdison and each Stockholder of any of its covenants and agreements under this Agreement, subject to the entry by the Bankruptcy Court of the Approval Order.

(d)          Ownership of Shares.

(i)          Stockholders, collectively, are the sole owners of record of the Existing Shares.

(ii)          Stockholders, collectively, Beneficially Own the Existing Shares, free and clear of any limitation or restriction on the right to vote the Existing Shares other than this Agreement, the certificate of incorporation of the Company and the limited liability company agreement of TERP LLC, and any limitations or restrictions imposed under applicable securities Laws. The Existing Shares constitute all of the Shares, and all of the Covered Shares, Beneficially Owned or owned of record by Stockholders.

(iii)          None of either Stockholder’s Existing Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of such Stockholder’s Existing Shares, except (A) as set forth in this Agreement or the organizational documents of the Company and TERP, LLC, and (B) liens (including adequate protection liens) securing the obligations under, and restrictions set forth in, the Loan Documents, the Prepetition First Lien Loan Documents and the Prepetition Second Lien Documents (as such terms are defined in the DIP Credit Agreement), which liens and restrictions shall be released at the Effective Time.

(e)          Claims; Orders. There is no Claim pending (or, to the actual knowledge of SunEdison or either Stockholder, being threatened) against SunEdison or either Stockholder that materially and adversely affects, or could reasonably be expected to materially and adversely affect, SunEdison’s and each Stockholder’s ability to perform any of its covenants and agreements under this Agreement. There is no judgment or order of a Governmental Entity to which SunEdison or either Stockholder is subject that materially and adversely affects, or could reasonably be expected to materially and adversely affect, SunEdison’s or either Stockholder’s ability to perform any of its covenants and agreements under this Agreement.

Section 5.2     Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to SunEdison, Stockholders and the Company that:

(a)          Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to enter into and to perform its covenants and agreements under this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub have been duly and validly authorized by all necessary corporate or similar action on the part of the Parent and Merger Sub, and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the performance by Parent and Merger of their respective covenants and agreements under this Agreement. This Agreement has been duly and validly executed and delivered on behalf of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of SunEdison, Stockholders and the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          Non-Contravention; Consents.

(i)          The execution, delivery and performance of this Agreement by Parent and Merger Sub will not (1) contravene, conflict with or result in any violation or breach of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (2) contravene, conflict with, or result in any violation or breach of any Law or (3) require any consent or approval of, or any notice to or filing with, any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or result in the imposition of an obligation under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any Parent or Merger Sub, or result in the creation of a Lien on any asset of any of Parent or Merger Sub, under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets are bound, except for any of the foregoing as would not, or would not reasonably be expected, either individually or in the aggregate, impair the ability of Parent or Merger Sub to perform its obligations hereunder.

(ii)          Neither Parent nor Merger Sub is required to make any filing with, or to obtain any consent or approval from, any Governmental Entity at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by Parent or Merger Sub of any of their covenants and agreements under this Agreement.

Section 5.3     Representations and Warranties of the Company. The Company represents and warrants to Parent, Merger Sub, SunEdison and the Stockholders as follows:

(a)          Organization.  The Company has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(b)          Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its covenants and agreements under this Agreement. The execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the performance by the Company of its covenants and agreements under this Agreement. This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent, Merger Sub, SunEdison and Stockholders, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)          Non-Contravention; Consents.

(i)          The execution, delivery and performance of this Agreement by the Company will not (1) contravene, conflict with or result in any violation or breach of any of the provisions of the certificate of incorporation or by-laws of the Company, (2) contravene, conflict with, or result in any violation or breach of any Law or (3) require any consent or approval of, or any notice to or filing with, any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or result in the imposition of an obligation under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company, or result in the creation of a Lien on any asset of the Company, under, any Contract to which the Company is a party or by which the Company or its properties or assets are bound, except for any of the foregoing as would not, or would not reasonably be expected, either individually or in the aggregate, impair the ability of the Company to perform its obligations hereunder.

(ii)          The Company is not required to make any filing with, or to obtain any consent or approval from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of any of its covenants and agreements under this Agreement.

Section 5.4     Claims; Orders.  There is no Claim pending (or, to the actual knowledge of the Company, being threatened) against the Company that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the Company’s ability to perform any of its covenants and agreements under this Agreement. There is no judgment or order of a Governmental Entity to which the Company is subject that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the Company’s ability to perform any of its covenants and agreements under this Agreement.

ARTICLE VI

TERMINATION

Section 6.1     Termination. This Agreement shall automatically terminate upon the earliest to occur of:

(a)          the Effective Time;

(b)          the termination of the Merger Agreement;

(c)          the termination of the Settlement Agreement prior to the time the Requisite Company Vote is obtained;

(d)          in the event of a breach of Section 4.2(a), upon written notice thereof by SunEdison to Parent and the Company, provided that if any such breach is capable of being cured, this Agreement shall not terminate if the Company has cured such breach within the earlier of (i) ten (10) business days of such notice, and (ii) one (1) day prior to the date of Stockholders Meeting;

(e)          at any time prior to the  entry by the Bankruptcy Court of the Approval Order, if (i) the board of directors of SunEdison or any duly authorized committee thereof determines, subject to complying with Section 3.2(d), that a SunEdison Standalone Acquisition Proposal is a SunEdison Standalone Superior Proposal, and SunEdison notifies Parent and the Company in writing of such determination; and

(f)          the termination of this Agreement by the mutual written consent of SunEdison, Parent and the Company.

Section 6.2     Effect of Termination.

(a)          In the event of any termination of this Agreement pursuant to Section 6.1, the obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party with respect to this Agreement; provided, however, that (a) this Section 6.2 and Article VII shall survive any such termination and each remain in full force and effect, and (b) no Party shall be relieved or released from any liability or damages arising from any fraud or willful and material breach of any provision of this Agreement arising prior to such termination.

(b)          Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, except in the case of fraud or willful material breach of this Agreement (which shall be deemed to include any breach of Section 2.1) by SunEdison or either Stockholder, in the event that the Termination Fee or the Expense Fee, as the case may be, is payable and actually paid to Parent in accordance with Section 8.5 of the Merger Agreement, the payment of such Termination Fee or the Expense Fee and the amounts described in the first sentence of Section 8.5(c) of the Merger Agreement shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against SunEdison, each Stockholder, their respective Subsidiaries and any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by the Merger Agreement to be consummated, and upon payment of such amount, none of the SunEdison, each Stockholder, their respective Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement, the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that this Section 6.2(b) shall not limit the right of the parties to specific performance of this Agreement pursuant to Section 7.7 prior to the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1     Effectiveness. Notwithstanding anything to the contrary in this Agreement, this Agreement shall become effective and binding on the Parties upon the entry by the Bankruptcy Court of the Approval Order, and the Approval Order becoming a Final Order; provided, however, that Section 3.2, Section 3.7, Section 3.9, Section 4.1 and Section 4.2 shall be immediately binding on the Parties upon execution and delivery of this Agreement.

Section 7.2     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. Except as otherwise provided in this Agreement, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholders, and Parent shall have no authority to direct Stockholders in the voting or disposition of any of the Covered Shares.

Section 7.3     Amendment. This Agreement may be amended only with the written approval of each Party.

Section 7.4     Waiver.

(a)          No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)          No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.5     Entire Agreement; Counterparts. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original counterpart hereof.

Section 7.6     Applicable Law; WAIVER OF JURY TRIAL. This Agreement, and all Claims and causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.6, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (e) agrees that service of process upon such party in any such action shall be effective if such process is given as a notice in accordance with Section 7.9. Notwithstanding the foregoing, the Parties agree that the Bankruptcy Court shall have exclusive jurisdiction over any action among or between any of the parties related to Parent’s or Merger Sub’s right of specific performance, termination of this Agreement by SunEdison, or the Approval Order and the interpretation thereof. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 7.7     Remedies; Specific Performance.

(a)          Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)          The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VI, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 7.6, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 7.8     Assignability; Third-Party Rights.

(a)          Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent or Merger Sub may transfer or assign its rights, interests and obligations under this Agreement, in whole or from time to time in part, to one or more of its controlled Affiliates to which it has also assigned its rights, interests and obligations under the Merger Agreement, but no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement.
(b)          This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and assigns.

(c)          Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever.

Section 7.9     Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) business day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

if to Parent or Merger Sub:

c/o Brookfield Asset Management Inc.
181 Bay Street, Suite 300
Toronto, Ontario M5J 2T3
Attention:	Jennifer Mazin
Email:	jennifer.mazin@brookfield.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention:	Richard Hall
Paul H. Zumbro
Email:	rhall@cravath.com
pzumbro@cravath.com
Facsimile:	(212) 474-3700

if to SunEdison or either Stockholder:

SunEdison, Inc.
13736 Riverport Drive
Maryland Heights, MO 63043
Attention:	General Counsel
Email:	MTruong@sunedison.com
Facsimile:	(866) 773-0791

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Attention:	Jeremy London
Email:	jeremy.london@skadden.com
Facsimile:	(202) 661-8299

if to the Company:
TerraForm Power, Inc.
7550 Wisconsin Ave.
Bethesda, MD 20814
Attention:	General Counsel
Email:	SDeschler@terraform.com
Facsimile:	(240) 762-7900
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Joseph R. Frumkin
Inosi M. Nyatta
Email:	frumkinj@sullcrom.com
nyattai@sullcrom.com
Facsimile: (212) 558-3588

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

ORION US HOLDINGS 1 L.P. by its
general partner ORION US GP LLC

By:	Authorized Person
Name:
Title:

BRE TERP HOLDINGS INC.

By:	Authorized Person
Name:
Title:

[Signature Page to Voting and Support Agreement]

SUNEDISON, INC.

By:	Authorized Person
Name:
Title:

SUNEDISON HOLDINGS CORPORATION

By:	Authorized Person
Name:
Title:

SUNE ML1, LLC

By:	Authorized Person
Name:
Title:

[Signature Page to Voting and Support Agreement]

TERRAFORM POWER, INC.

By:	Authorized Person
Name:
Title:

[Signature Page to Voting and Support Agreement]

EXHIBIT A
 SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EXHIBIT B
 Approval Order

B-1